Exhibit 99.1
WITESAND SYSTEMS INC.
2019 EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: June 10, 2019
APPROVED BY THE STOCKHOLDERS: June 10, 2019
AMENDED BY THE BOARD OF DIRECTORS: January 12, 2021
TERMINATION DATE: June 9, 2029
1.    General.
(a)Eligible Stock Award Recipients. Employees, Directors and Consultants are eligible to receive Stock Awards.
(b)Available Stock Awards. The Plan provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards and (vi) Other Stock Awards.
(c)Purpose. The Plan, through the grant of Stock Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.
2.    Administration.
(a)Administration by the Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of the Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine (A) who will be granted Stock Awards; (B) when and how each Stock Award will be granted; (C) what type of Stock Award will be granted; (D) the provisions of each Stock Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, a Stock Award; and (F) the Fair Market Value applicable to a Stock Award.
(ii)To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Stock Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Stock Award fully effective.
(iii)To settle all controversies regarding the Plan and Stock Awards granted under it.
(iv)To accelerate, in whole or in part, the time at which a Stock Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).
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(v)    To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or a Stock Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under the Participant’s then-outstanding Stock Award without the Participant’s written consent except as provided in subsection (viii) below.
(vi)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or bringing the Plan or Stock Awards granted under the Plan into compliance with the requirements for Incentive Stock Options or ensuring that they are exempt from, or compliant with, the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. If required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, materially expands the class of individuals eligible to receive Stock Awards under the Plan, materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Stock Awards available for issuance under the Plan. Except as otherwise provided in the Plan or a Stock Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Stock Award without the Participant’s written consent.
(vii)     To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding Incentive Stock Options.
(viii)     To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Stock Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent (A) to maintain the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Stock Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws.
(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.
(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications
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to the Plan or any Stock Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(xi)    To effect, with the consent of any adversely affected Participant, (A) the reduction of the exercise, purchase or strike price of any outstanding Stock Award; (B) the cancellation of any outstanding Stock Award and the grant in substitution therefor of a new (1) Option or SAR, (2) Restricted Stock Award, (3) Restricted Stock Unit Award, (4) Other Stock Award, (5) cash and/or (6) other valuable consideration determined by the Board, in its sole discretion, with any such substituted award (x) covering the same or a different number of shares of Common Stock as the cancelled Stock Award and (y) granted under the Plan or another equity or compensatory plan of the Company; or (C) any other action that is treated as a repricing under generally accepted accounting principles.
(c)Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(d)Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Stock Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(t) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.    Shares Subject to the Plan.
(a)    Share Reserve.
(i)    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 11,525,000 shares (the “Share Reserve”).

    (ii)    For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a).
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(b)Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.
(c)Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be a number of shares of Common Stock equal to three multiplied by the Share Reserve.
(d)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
4.    Eligibility.
(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in consultation with its legal counsel, has determined that such Stock Awards comply with the distribution requirements of Section 409A of the Code.
(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.
(c)Consultants. A Consultant will not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or sale of the Company’s securities to such Consultant is not exempt under Rule 701 because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.
5.    Provisions Relating to Options and Stock Appreciation Rights.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will
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be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Stock Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:
(a)Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of 10 years from the date of its grant or such shorter period specified in the Stock Award Agreement.
(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Common Stock subject to the Stock Award if such Stock Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:
(i)by cash, check, bank draft or money order payable to the Company;
(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv)if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;
(v)according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest will compound at least annually and will be charged at the minimum rate
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of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (B) the classification of the Option as a liability for financial accounting purposes; or
(vi)in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Stock Award Agreement.
(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Award Agreement evidencing such SAR.
(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:
(i)Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.
(ii)Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria)
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as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g)Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Stock Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Stock Award Agreement, which period will not be less than 30 days if necessary to comply with applicable laws unless such termination is for Cause) and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.
(h)Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of the period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.
(i)Disability of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement, which period will not be less than six months if necessary to comply with applicable laws unless such termination is for Cause), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.
(j)Death of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s
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Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Stock Award Agreement, which period will not be less than six months if necessary to comply with applicable laws unless such termination is for Cause), and (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.
(k)Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR (whether vested or unvested) from and after the date of such termination of Continuous Service.
(l)Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a nonexempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Stock Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company's then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.
(m)Early Exercise of Options. An Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Subject to the “Repurchase Limitation” in Section 8(l), any unvested shares of Common Stock so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 8(l) is not violated, the Company will not be required to exercise its repurchase right until at least six months (or such longer or shorter period of time required to avoid classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option Agreement.
(n)Right of Repurchase. Subject to the “Repurchase Limitation” in Section 8(l), the Option or SAR may include a provision whereby the Company may elect to repurchase all or any part of the vested shares of Common Stock acquired by the Participant pursuant to the exercise of the Option or SAR.
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(o)Right of First Refusal. The Option or SAR may include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Participant of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option or SAR. Such right of first refusal will be subject to the “Repurchase Limitation” in Section 8(l). Except as expressly provided in this Section 5(o) or in the Stock Award Agreement, such right of first refusal will otherwise comply with any applicable provisions of the bylaws of the Company.
6.    Provisions of Stock Awards Other than Options and SARs.
(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting. Subject to the “Repurchase Limitation” in Section 8(l), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.
(iii)Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv)Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.
(v)    Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.
(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the will Board deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
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(i)Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.
(iv)Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
(vi)Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(vii)Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code will contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, will be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.
(c)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
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7.    Covenants of the Company.
(a)Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.
(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.
(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.
8.    Miscellaneous.
(a)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards will constitute general funds of the Company.
(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or related grant documents as a result of a clerical error in the papering of the Stock Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Stock Award Agreement or related grant documents.
(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to the Stock Award has been entered into the books and records of the Company.
(d)No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with
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or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Stock Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares subject to any portion of such Stock Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Stock Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Stock Award that is so reduced or extended.
(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h)Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash
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from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.
(i)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).
(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k)Compliance with Section 409A of the Code. To the extent that the Board determines that any Stock Award granted hereunder is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Stock Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding a Stock Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(l)    Repurchase Limitation. The terms of any repurchase right will be specified in the Stock Award Agreement. The repurchase price for vested shares of Common Stock will be the Fair Market Value of the shares of Common Stock on the date of repurchase. The repurchase price for unvested shares of Common Stock will be the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. However, the Company will not exercise its repurchase right until at least six months (or such longer or shorter period of time necessary to avoid classification of the Stock Award as a liability for financial accounting purposes) have elapsed following delivery of shares of Common Stock subject to the Stock Award, unless otherwise specifically provided by the Board.
9.    Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and
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number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)Corporate Transaction. The following provisions will apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Corporate Transaction:
(i)arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);
(ii)arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction;
(iv)arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;
(v)cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration (including no consideration) as the Board, in its sole discretion, may consider appropriate; and
(vi)make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Corporate Transaction, over (B) any
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exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.
(d)    Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
10.    Plan Term; Earlier Termination or Suspension of the Plan.
(a)Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan will automatically terminate on the day before the 10th anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
11.    Effective Date of Plan.
This Plan will become effective on the Effective Date.
12.Choice of Law.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.
13.Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.
(b)“Board” means the Board of Directors of the Company.
(c)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used
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in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(d)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company, or any of its employees or directors; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company, the Company’s employment policies, or of any statutory or other duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(e)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or
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(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.
Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the definition set forth herein will apply, and (C) if at any time the Company’s Certificate of Incorporation provides definitions of various analogous transactions that would be deemed a liquidation event for the Company, then such definition will apply as if it were the definition set forth herein except as is otherwise expressly provided in an individual written agreement between the Company or any Affiliate and the Participant.
(f)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)“Common Stock” means the common stock of the Company.
(i)“Company” means WiteSand Systems Inc., a Delaware corporation.
(j)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.
(k)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for
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purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(l)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(m)    “Director” means a member of the Board.
(n)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(o)“Effective Date” means the effective date of this Plan, which is the earlier of (i) the date that this Plan is first approved by the Company’s stockholders, and (ii) the date this Plan is adopted by the Board.
(p)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(q)“Entity” means a corporation, partnership, limited liability company or other entity.
(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(s)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions
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as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(t)“Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.
(u)“Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(v)“Nonstatutory Stock Option” means an option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.
(w)“Officer” means any person designated by the Company as an officer.
(x)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(y)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(z)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(aa)     “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(c).
(bb)     “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(cc)     “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(dd)     “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(ee)    “Plan” means this 2019 Equity Incentive Plan.
(ff)    “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(gg)     “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock
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Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(hh)     “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(ii)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(jj)    “Rule 405” means Rule 405 promulgated under the Securities Act.
(kk)     “Rule 701” means Rule 701 promulgated under the Securities Act.
(ll)    “Securities Act” means the Securities Act of 1933, as amended.
(mm)     “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(nn)     “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(oo)     “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right or any Other Stock Award.
(pp)     “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
(qq)     “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(rr)     “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
20.

AMENDMENT TO WITESAND SYSTEMS
INC. 2019 EQUITY INCENTIVE PLAN
ADOPTED BY THE BOARD OF
DIRECTORS: December 15, 2021,
APPROVED BY THE
STOCKHOLDERS: December 15, 2021
WHEREAS, there has been presented to the Board an Agreement and Plan of Merger (the “Merger Agreement”), by and among Juniper Networks, Inc., a Delaware corporation, or its affiliate (“Parent”), Walrus Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), WiteSand Systems Inc. (the “Company”), and Praveen Jain in his capacity as the Securityholder Representative (as defined in the Merger Agreement), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent;
WHEREAS, the Company maintains the 2019 Equity Incentive Plan, as amended (the Plan”);
WHEREAS, prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company shall award certain Restricted Stock Unit Awards (as defined in the Plan) in accordance with the terms of the Merger Agreement (the “New Awards”);
WHEREAS, the Board wishes to amend the Plan to increase the Share Reserve for purposes of the New Awards (the “Share Reserve Amendment”);
WHEREAS, the Board wishes to amend the Plan to revise certain administration and other terms of the Plan in connection with, and subject to, the Closing (together with the Share Reserve Amendment, this “Plan Amendment”); and
WHEREAS, capitalized terms used but not defined in this Plan Amendment shall have the meanings given to such terms in the Plan.
RESOLVED, that the Plan is hereby amended as follows:
1.Shares Subject to the Plan. Effective as of the date on which the stockholders of the Company approve this Plan Amendment, Section 3(a)(i) shall be amended and restated in its entirety to read as follows:
“Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 4,500,000,000 shares.”
2.Administration. Effective as of, and subject to, the Closing, Section 2(d) shall be amended and restated in its entirety to read as follows:
“Except as otherwise required by applicable law, the Board may, in its discretion, delegate to a committee comprised of two or more management personnel the authority, without further approval of the Board, to exercise such further powers under the Plan and Stock Awards as the Board may determine.”
    3.    Definitions. Effective as of, and subject to, the Closing:
a.The definition of “Common Stock” in Section 13(h) shall be amended and restated in its entirety to read as follows:
“Common Stock” means the Company’s Common Stock, par value $0.00001 per share, as may be adjusted pursuant to Section 9(a) hereof.”
b.The definition of “Company” in Section 13(i) shall be amended and restated in its entirety to read as follows:
“Company” means Juniper Networks, Inc., a Delaware corporation.
    4.    Except as specifically provided herein, the Plan shall remain in full force and effect in accordance with its terms. In the event that the Merger Agreement terminates prior to the Closing for any reason, Section 2 and Section 3 of this Plan Amendment shall automatically be null and void and have no further force or effect.

WITESAND SYSTEMS INC.
2019 Equity Incentive Plan
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the WiteSand Systems Inc. 2019 Equity Incentive Plan, as amended (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the Restricted Stock Unit Award Agreement set forth in Exhibit A, any special terms and conditions for your country included in the Country-Specific Appendix attached hereto as Exhibit B (the “Country Specific Appendix”), and any other exhibits to these documents (collectively, this “Agreement”).
Name (“Participant”):         [INSERT NAME]
Date of Grant:                    [INSERT DATE]

This award (the “Award”) of Restricted Stock Units (the “Restricted Stock Units”) will be effective as and when it is approved by the Company’s Board.

The Award is subject to the terms and conditions of the Plan and this Agreement, as follows:

Number of Restricted Stock Units:         [INSERT NUMBER]

For the avoidance of any doubt, the number of Restricted Stock Units subject to the Award will be adjusted pursuant to the exchange ratio set forth in that certain Agreement and Plan of Merger, dated December 10, 2021, among the Company, Juniper Networks, Inc. (the “Parent”), Walrus Merger Sub, Inc. and such other parties thereto (such agreement, the “Merger Agreement”).
Each such Restricted Stock Unit is equivalent to one share of Common Stock of the Company (a “Share”) for purposes of determining the number of Shares subject to this Award; provided that any fractional share may be paid in cash. None of the Restricted Stock Units will be issued (nor will Participant have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied.
This Award vests [INSERT VESTING SCHEDULE], subject to Participant remaining a Service Provider through each applicable vesting date and subject to the closing of the transactions contemplated by the Merger Agreement (such transactions, the “Transactions”).
Participant acknowledges and agrees that notwithstanding any agreement Participant and any member of the Company Group (as defined below) may have in place to the contrary, the Transactions (including, without limitation, the consummation of the Closing (as defined in the Merger Agreement)) shall not result in, and Participant hereby expressly waives and disclaims any rights to, (i) the pay-out of any of Participant’s Restricted Stock Units (including, without limitation, any Restricted Stock Units granted pursuant to the Award) or the pay-out of any Parent restricted stock units exchanged for the Company’s Restricted Stock Units in connection with the Transactions (ii) the acceleration of the vesting of any of Participant’s Restricted Stock Units (including, without limitation, any Restricted Stock Units granted pursuant to the Award) or the acceleration of the vesting of any Parent restricted stock units exchanged for the Company’s Restricted Stock Units in connection with the Transactions and/or (iii) any other award of Restricted Stock Units. Participant also acknowledges and agrees that no other award of Restricted Stock Units has been validly granted to the Participant, and this Agreement supersedes and cancels all prior agreements, whether written or oral, between the parties hereto with regard to the subject matter hereof.

For purposes of this Agreement, “Service Provider” means an employee or consultant of the Company or an Affiliate of the Company, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company (the “Company Group”). Participant will not cease to be a Service Provider in the case of (i) transfers between locations of the Company or other members of the Company Group, or (ii) a change in status from employee to consultant or vice versa.
Participant hereby waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, against the Company and the Parent and/or their respective predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company and the Parent, the “Entities”) and/or the Entities’ respective past or present insurers, officers, members, managers, partners, employees, stockholders, directors, consultants, agents, attorneys, employee benefit plans or assigns (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter based upon or arising out of any arrangement between Participant and the Company and/or any of its subsidiaries, to pay or award any compensation to Participant (including, without limitation, the grant or award of options or any other equity interests in the Company to Participant) pursuant to any offer letters, employment agreements, oral promises or otherwise, the Merger Agreement, the Transactions and Participant’s employment with the Company or any of its subsidiaries (the “Release”); provided, however, that: (A) Participant is not releasing any rights available to Participant to payment under the Merger Agreement; (B) Participant is not releasing any rights available to Participant under any other agreement entered into by Participant with Parent or the Company in connection with the Closing Date; (C) Participant is not releasing Participant’s rights, if any, with respect to any form of compensation or reimbursable expenses that are payable to Participant and have accrued in the ordinary course of business consistent with past practices during the current payroll period covering the date of this Agreement; (D) the Release does not abrogate Participant’s existing rights under any benefit plan of the Company; (E) Participant is not releasing any right of indemnification Participant may have for any liabilities arising from Participant’s actions within the course and scope of Participant’s employment with the Company or within the course and scope of Participant’s role as a member of the Board of Directors and/or officer of the Company; and (F) nothing in this Agreement shall be construed to prohibit Participant from engaging in any protected or concerted activity, or filing a complaint or charge with, or participating by providing truthful information in any investigation or proceeding conducted by, any federal, state or local government agency in connection with Participant’s with the Company, except that Participant agrees to waive his/her right to recover monetary damages, back pay, or restitution in any such proceeding (other than any right Participant may have to receive an award for information provided to any governmental entity). Participant agrees not to sue or bring any other claim or action against any of the Released Parties for any of the claims subject to or otherwise described in the Release, agrees not to participate in any class, collective, representative, or group action that may include any of the claims subject to or described in the Release, and will affirmatively opt out of any such class, collective, representative or group action.
Participant acknowledges that Participant has read Section 1542 of the Civil Code of the State of California that provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
A-2

    Participant waives any right or benefit that Participant has or may have under Section 1542 of the Civil Code of the State of California, any similar law of any other jurisdiction, or any common law principles of similar effect, to the full extent that Participant may lawfully waive all such rights and benefits pertaining to the subject matter of the Release. Participant understands and agrees that claims or facts in addition to or different from those which are now known or believed by Participant to exist may hereafter be discovered, but it is Participant’s intention to release all claims that he or she has or may have against the Released Parties, whether known or unknown, suspected or unsuspected. For the avoidance of doubt, notwithstanding the Release, Participant does not waive or release any rights Participant may have for violations of any foreign, federal, state or local statutory and/or public policy right or entitlement that, by applicable law, cannot be waived.
Participant acknowledges and agrees that this Agreement and the vesting schedule for this Award does not constitute an express or implied promise of continued employment or engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Participant’s right or the Company’s or, if different, Participant’s employer’s right to terminate Participant’s relationship as a Service Provider at any time, with or without cause.
[Remainder of Page Intentionally Blank]

A-3

If Participant neither accepts this Agreement nor, within 45 days of the grant date of this Award, notify the Company at [INSERT EMAIL ADDRESS] or Parent at stock-admin@juniper.net that Participant chooses to decline this Award, Participant will be deemed to have accepted this Agreement and the terms and conditions of the Plan and this Agreement.

COMPANY
Signature: __________________________________
Title: ______________________________________
Date:

PARTICIPANT
Signature: __________________________________
Name: ______________________________________
Date: ______________________________________

Exhibit A
RESTRICTED STOCK UNIT AWARD AGREEMENT
1.Grant. The Company hereby grants to Participant an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement, including any additional terms and conditions for Participant’s country included in the Country-Specific Appendix attached hereto as Exhibit B, and the Plan, which is incorporated by reference.
2.Company’s Obligation to Pay. Each RSU represents the right to receive a Share on the vesting date. Unless and until the RSUs vest in the manner set forth in Sections 3 or 4, Participant will have no right to payment with respect to such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any RSUs that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7). Subject to the provisions of Sections 4 and 8, vested RSUs will be paid as soon as practicable after vesting, but in each such case within the period 60 days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any RSUs payable under this Agreement.
3.Vesting Schedule. Subject to Section 4 and to any other relevant Plan provisions, the RSUs awarded by this Agreement will vest in accordance with the vesting schedule specified in the Notice of Grant. For the avoidance of any doubt and notwithstanding anything to the contrary, in no event will Participant receive a direct or indirect vesting acceleration benefit, nor shall the vesting of RSUs granted hereunder accelerate, as a result of or in connection with the Transactions.
4.Administrator Discretion. The Committee (together with the Board or any executive officer or officers who have been delegated the authority to administer awards under the Plan from time to time, the “Administrator”), in its discretion, may accelerate the vesting of any portion of the RSUs at any time, subject to the terms of the Plan. In that case, the RSUs will be vested as of the date and to the extent specified by the Administrator and will be paid as provided in Section 2 above. The payment of Shares vesting pursuant to this Section 4 will be paid at a time or in a manner that is exempt from, or complies with, Code Section 409A.
5.Forfeiture upon Termination as Service Provider. Any RSUs that have not vested as of the time Participant’s termination as a Service Provider will immediately cease vesting and revert to the Plan following Participant’s termination, subject to Applicable Laws. For purposes of the RSUs, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant ceases to actively provide services to the Company or any member of the Company Group (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any).
6.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the

Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Tax Obligations.
(a)Tax Withholding.
(i)No Shares issuable on a vesting date will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”), including, without limitation, in connection with any aspect of the RSU, including, but not limited to, the grant, vesting and settlement of the RSU, the subsequent sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted or prescribed by the Country-Specific Appendix.
(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by (A) withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (B) requiring Participant to pay cash, or (C) reducing the number of Shares otherwise deliverable to Participant; provided that if the Company permits Participant to pay cash to satisfy Tax-Related Items and Participant elects to satisfy Tax-Related Items through the payment of cash and fails to deliver cash on the vesting date, the Company has the right (but not the obligation) to satisfy such Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent). The Administrator will have discretion to determine the method of satisfying Tax-Related Items.
(iii)The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including the maximum rate applicable in Participant’s jurisdiction. If Tax-Related Items are withheld in excess of Participant’s actual tax liability, Participant may receive a refund of any over-withheld amount in cash (without any entitlement to the Common Stock equivalent) or, if not refunded, Participant may need to seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by reducing the number of Shares otherwise deliverable to Participant, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(iv)If Participant is subject to taxation in more than one jurisdiction, the Company and/or, if different, Participant’s employer (the “Employer”) or former Employer may withhold or account for tax in more than one jurisdiction.
(v)Regardless of any action of the Company or the Employer, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)Code Section 409A. This Section 7(b) may not apply if Participant is not a U.S. taxpayer.
(i)If the vesting of any portion of the RSUs is accelerated in connection with Participant’s termination of status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A) and if (x) Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated RSUs will not be made until the first day after the end of the 6-month period.
(ii)If the termination as a Service Provider is due to death, the delay under Section 7(b)(i) will not apply. If Participant dies following his or her termination as a Service Provider, the delay under Section 7(b)(i) will be disregarded and the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(iii)All payments and benefits under this Restricted Stock Unit Award Agreement are intended to be exempt from, or comply with, the requirements of Code Section 409A so that none of the RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A and the Company and Participant intend that any ambiguities be interpreted so that the RSUs are exempt from or comply with Code Section 409A.
(iv)Each payment under this Agreement is intended to be a separate payment as described in Treasury Regulations Section 1.409A-2(b)(2).
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
9.Acknowledgements and Agreements. Participant’s acceptance of this Agreement indicates that:
(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, AND GRANTED THESE RSUS WILL NOT RESULT IN VESTING.
(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR, IF DIFFERENT, THE EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

(c)Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement.
(d)Participant agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing in accordance with Section 12. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address in accordance with Section 12. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.
(e) Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.
(f)Participant agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(g)Participant agrees that the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive any or the same number of RSUs, or benefits in lieu of RSUs, even if any or a certain number of RSUs have been granted in the past.
(h)Participant agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.
(i)Participant agrees that he or she is voluntarily participating in the Plan.
(j)Participant agrees that the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation.
(k)Participant agrees that the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments.
(l)Participant agrees that unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent or Subsidiary.
(m)Participant agrees that the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty.

(n)[Reserved.]
(o)Participant agrees that any right to vest in the RSUs under the Plan will terminate as of the date described in the previous paragraph and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or under Participant’s engagement agreement, if any, unless Participant is providing bona fide services during such time).
(p)Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).
(q)None of the Company, the Employer, or any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar (“USD”) that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
(r)Participant has read and agrees to the Data Privacy Provisions of Section 11 of this Agreement.
(s)Participant agrees that no claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from forfeiture of the RSUs resulting from the termination of Participant’s status as a Service Provider (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any).
10.No Advice Regarding Grant. Neither the Company nor any member of the Company Group is providing any tax, legal or financial advice, and neither the Company nor any member of the Company Group is making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan. Nothing stated in this Agreement or the Plan is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer or other penalties.
11.Data Privacy.
(a)Declaration of Consent. Participant hereby agrees with the data processing practices described herein and explicitly and unambiguously consents to the collection, processing, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among the Company and its subsidiaries, and affiliates and the transfer of such personal data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of Participant’s country’s data protection laws.
(b)Data Collection and Usage. The Company and members of the Company Group will collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, address and telephone number, email address, date of birth, social security, insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, residency, status (e.g. marital, immigration), job title, any shares of stock or directorships held in the Company or the Company Group, details of all restricted stock units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (collectively “Data”), for the exclusive purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.
(c)Stock Plan Administration Service Providers. The Company and members of the Company Group transfers Data to E*Trade Financial Services, Inc. and certain of its affiliates (“E*Trade”), an independent stock plan service provider which is assisting the Parent with the implementation, administration and management of the Plan. Participant may be asked to agree on separate terms and data processing practices with E*Trade, with such agreement being a condition of the ability to participate in the Plan.
(d)Other Service Provider Data Recipients. The Company also may transfer Data to other third-party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third-party service providers may include the Parent’s legal counsel. Participant understands that his or her Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements, and Participant hereby explicitly consents to such transfer.
(e)International Data Transfers. The Company, E*Trade and other service providers described above under (d) are located in the United States. Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that Participant’s Data may not have an equivalent level of protection as compared to Participant’s country of residence. The Company’s legal basis, where required, for the transfer of Data is Participant’s consent.
(f)Data Retention. The Company and members of the Company Group will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with any applicable legal or regulatory obligations, including under tax and securities laws.
(g)Data Subject Rights. Participant understands that data subject rights vary depending on applicable law and that, depending on where he or she is based and subject to the conditions set out under applicable law, Participant may have the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction and/or (vii) receive a list with the names and addresses of any potential and actual recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact his or her local human resources representative.
(h)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the explicit consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant or process Participant restricted stock units or other equity awards or administer or maintain such awards.
(i)Alternative Basis for Data Processing and Transfer. Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that Participant provide another data privacy consent form. If applicable and upon request of the Company or members of the Company Group, Participant agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws and regulations in Participant’s country, either now or in the future. Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
12.Address for Notices. Any notice to be given under the terms of this Agreement to the Company will be addressed prior to the Closing Date in care of Attn: [INSERT OFFICER NAME AND COMPANY ADDRESS], and after the Closing Date in care of Attn: Stock Administration, at Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089; to Participant will be provided to the physical or electronic mail address maintained for Participant in the Company’s records; or in either case, at such other address as the Company or Participant, as the case may be, may hereafter designate in writing.
13.No Effect on Employment. Participant’s employment with the Company or, if different, the Employer is not affected by this Award. Accordingly, the terms of Participant’s employment with the Company or, if different, the Employer will be determined from time to time by the Company or, if different, the Employer, and the Company or the Employer will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of Participant at any time for any reason whatsoever, with or without good cause or notice.
14.Award is Not Transferable. Except to the limited extent provided in Section 6, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
15.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
17.Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
18.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules

(including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any member of the Company Group will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.Country-Specific Appendix. The RSUs are subject to any special terms and conditions for Participant’s country set forth in the Country-Specific Appendix. If Participant relocates to a country included in the Country-Specific Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
20.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
21.Modifications to this Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to these RSUs, or to comply with other Applicable Laws.
22.Notice of Governing Law; Venue. This Award shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. The parties further agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in the courts of California or the federal courts for the United States for the Northern District of California and no other courts. The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in California or the federal courts for the United States for the Northern District of California (including, without limitation, any objection based on cost, convenience or location of relevant persons). The parties further agree that there shall be a conclusive presumption that this Agreement has a significant, material and reasonable relationship to the State of California.
23.Insider Trading/Market Abuse Laws. Depending on Participant’s country, the broker’s country or the country in which Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Participant’s country or E*Trade’s or any other stock plan service provider’s country, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, including third parties who are fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
24.Foreign Asset/Account Reporting Information. Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. In addition, Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements, and that Participant should consult his or her personal legal advisor on this matter.
25.Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to enable Participant to understand the provisions of this Agreement and the Plan. Further, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
26.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

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Exhibit B
COUNTRY-SPECIFIC APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Restricted Stock Unit Agreement.
Terms and Conditions
This Country-Specific Appendix includes additional terms and conditions that govern the RSUs if Participant resides and/or works in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which Participant is currently residing and/or working or if Participant moves to another country after receiving the grant of the RSUs, the Company will, in its discretion, determine (including, without limitation, for legal or administrative reasons) the extent to which the terms and conditions herein will be applicable to Participant.
Notifications
This Country-Specific Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country-Specific Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the RSUs or sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
If Participant is a citizen or resident of a country other than the one in which Participant is currently residing and/or working (or if Participant is considered as such for local law purposes) or if Participant moves to another country after receiving the grant of the RSUs, the information contained herein may not be applicable to Participant in the same manner.
INDIA
Notifications
Exchange Control Information. Due to exchange control restrictions in India, Participant may be required to repatriate to India any cash proceeds related to Shares acquired under the Plan (e.g., dividends and sale proceeds) within a prescribed period of time as required under applicable regulations. Indian resident Participants will obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the funds and should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on his or her annual tax return. Participant should consult with his or her personal tax advisor to determine Participant’s reporting requirements.